UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 26, 2011
(Date of earliest event reported)

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	845-986-8080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On May 26, 2011, Warwick Valley Telephone Company (the “Company”) entered into an agreement with Verizon Wireless of the East LP, the general partner and a limited partner, and Cellco Partnership, the other limited partner, in the Orange County – Poughkeepsie Limited Partnership (the “O-P”) to make certain changes to the O-P partnership agreement which, among other things, specifies that the O-P will provide 4G cellular services (the “4G Agreement”).  Specifically, the 4G Agreement provides that the O-P’s business will be converted from a wholesale business to a retail business that provides wireless radio telecommunications using any spectrum licensed by the Federal Communications Commission (the “FCC”) under Parts 20, 22, 24 or 27 of FCC rules and any commercial mobile radio service and commercial mobile data service using such spectrum as may in the future be made available by the FCC for such purpose.  Cellco Partnership, one of the O-P’s limited partners, agreed to lease to the O-P certain spectrum to be used in the O-P’s service area.

The 4G Agreement provides for guaranteed annual cash distributions to the Company from the O-P through 2013.  For 2011, annual cash distributions from the O-P will be $13,600,000 and for 2012 and 2013 the annual cash distribution will be $13,000,000.  Annual cash distributions will be paid in equal quarterly amounts.

The 4G Agreement also gives the Company the right (the “Put”) to require Cellco Partnership, one of the O-P’s limited partners, to purchase all of the Company’s ownership interest in the O-P during April 2013 or 2014 for an amount equal to the greater of (a) $50,000,000 or (b) the product of five (5) times 0.081081 times the O-P’s EBITDA for the calendar year preceding the exercise of the Put.

The Company agreed not to sell, transfer, assign or encumber any part of its partnership interest in the O-P through May 1, 2014.  The general partner of the O-P agreed to not withdraw as general partner or otherwise cause a liquidation of the O-P anytime prior to May 26, 2017.

The full text of the 4G Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company
(Registrant)

Dated: June 2, 2011	By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer